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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

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                                 Form 12b-25

                   NOTIFICATION OF INABILITY TO TIMELY FILE
                   ALL OR ANY REQUIRED PORTION OF FORM 10-Q

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For the fiscal quarter ended December 31, 1993    Commission file number 1-7894


                             ERLY INDUSTRIES INC.
            (Exact name of registrant as specified in its charter)


              California                                95-2312900
      (State or other jurisdiction                   (I.R.S. Employer
           of incorporation)                        Identification No.)

        10990 Wilshire Boulevard                        90024-3913
         Los Angeles, California                        (Zip Code)
(Address of principal executive offices)

      Registrant's telephone number, including area code (213) 879-1480

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         Securities registered pursuant to Section 12(b) of the Act:

                                     None

         Securities registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $.01 per share
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                               (Title of Class)




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                             ERLY INDUSTRIES INC.


        This Form 12b-25 is being filed with the Commission to state that the Company's Form 10-Q Quarterly Report for the third fiscal quarter ended December 31, 1993, could not be filed within the 45 day time period prescribed for such report and to request an extension until February 28, 1994.

        The Company sold one of its major subsidiaries, ERLY Juice Inc., in December 1993, requiring the business to be restated as a discontinued operation for accounting purposes. Quarterly results are not yet available for the quarter ended December 31, 1993.


                                             ERLY INDUSTRIES INC.


                                             By /s/ Thomas A. Whitlock
                                                --------------------------
                                                Thomas A. Whitlock
                                                Vice President and
                                                Corporate Controller



Dated: February 11, 1994




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